UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 15, 2005

UnitedGlobalCom, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-49658	84-1602895
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification #)

4643 South Ulster Street, Suite 1300, Denver, CO 80237

(Address of Principal Executive Office)

(303) 770-4001

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e 4(c))

Item 1.01. Entry into a Material Definitive Agreement

As discussed in more detail in Item 8.01, on June 15, 2005 UnitedGlobalCom, Inc. (“UGC”) and Liberty Media International, Inc. (“LMI”) completed the previously announced business combination (the “Transaction”) in which UGC and LMI combined their businesses under a newly formed parent corporation, Liberty Global, Inc. (“Liberty Global”).

UGC and The Bank of New York, as Trustee (the “Trustee”), are parties to an Indenture dated as of April 6, 2004, as supplemented by the First Supplemental Indenture dated as of May 24, 2005 between UGC and the Trustee (as supplemented, the “Original Indenture”), pursuant to which UGC’s 1 3/4% Convertible Senior Notes due April 15, 2024 (the “Senior Notes”) were issued.  As a result of the Transaction and pursuant to the terms of the Original Indenture, the rights of holders of the Senior Notes to convert the Senior Notes into shares of UGC’s Class A common stock became a right to convert the Senior Notes into shares of the Series A common stock of Liberty Global.  On June 15, 2005 UGC, Liberty Global and the Trustee entered into a Second Supplemental Indenture (the “Second Supplemental Indenture”) with respect to the Original Indenture.  The Second Supplemental Indenture amends and supplements the Original Indenture to reflect the change of securities into which the Senior Notes are convertible.

A copy of the Second Supplemental Indenture is included herein as Exhibit 10.1 and is incorporated herein by reference.  The foregoing description of the Second Supplemental Indenture is qualified in its entirety by reference to the full text of the Second Supplemental Indenture.

Item 3.01. Notice of Delisting

Prior to the closing of the Transaction, the Class A common stock of UGC was traded on the Nasdaq National Market under the symbol UCOMA.  As a result of the Transaction, all outstanding shares of UGC common stock were converted into cash or shares of Liberty Global Series A common stock.  Accordingly, UGC Class A common stock has been delisted from trading on the Nasdaq National Market and is being deregistered under the Securities and Exchange Act of 1934.

Item 8.01. Other Events

Pursuant to the Agreement and Plan of Merger dated as of January 17, 2005, among LMI, UGC, Liberty Global and two subsidiaries of Liberty Global (the “Merger Agreement”), the Transaction contemplated thereby was closed on June 15, 2005.  As a result of the Transaction, Liberty Global became the new parent company of LMI and UGC.  In the Transaction, each outstanding share of LMI common stock was converted into one share of the corresponding series of common stock of Liberty Global, and each outstanding share of UGC common stock (other than shares owned by LMI or its subsidiaries) was converted into the right to receive, at the option of the holder, (1) 0.2155 of a share of Liberty Global Series A common stock, plus cash in lieu of fractional shares, or (2) $9.58 in cash, subject to proration. The Merger Agreement provides for a limit on the aggregate number of shares of UGC common stock which can be converted into cash in the Transaction.  This limit, which is referred to in the Merger Agreement as the UGC Share Threshold Number, was determined to be approximately 72.5 million shares of UGC common stock.  As a result, the total amount of cash available to be paid to former UGC stockholders in payment of their cash elections is approximately $694.5 million.  Based on preliminary information received from the exchange agent, the number of shares as to which cash elections have been made exceeds the UGC Share Threshold Number and, accordingly, the cash elections will be prorated in accordance with the merger agreement.  The proration factor will not be available until the exchange agent determines the final number of shares of UGC common stock as to which valid cash elections were made.  Any shares of UGC common stock which are not exchanged for cash as a result of the proration will be exchanged for shares of Liberty Global Series A common stock, plus cash in lieu of fractional shares.  In addition, UGC stockholders who did not properly make a cash election by 5:00 p.m., New York City time, on June 15, 2005 (which was the cash election deadline) will be entitled to receive Liberty Global Series A common stock, plus cash in lieu of fractional shares, in exchange for their shares of UGC common stock in the transaction.

A copy of Liberty Global’s press release announcing the closing of the Transaction is included herein as Exhibit 99.1.

Item 9.01               Financial Statements and Exhibits

(c)	Exhibits.

	Exhibit Number	Description

	10.1	Second Supplemental Indenture, dated as of June 15, 2005, among UnitedGlobalCom, Inc., Liberty Global, Inc. and The Bank of New York, as Trustee.

	99.1	Press Release of Liberty Global, Inc. dated June 15, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITEDGLOBALCOM, INC.

Date: June 15, 2005	By:	/s/ VALERIE L. COVER
Valerie L. Cover
Vice President and Controller

EXHIBIT INDEX

Exhibit Number	Description

10.1	Second Supplemental Indenture, dated as of June 15, 2005, among UnitedGlobalCom, Inc., Liberty Global, Inc. and The Bank of New York, as Trustee.

99.1	Press Release of Liberty Global, Inc. dated June 15, 2005.